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                                                                 Exhibit 12.2
                                                                    03/20/02
                            MISSISSIPPI POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2001





                                                        ---------------------------------------------------------------------------
                                                              1997          1998            1999                2000           2001
                                                        ----------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Earnings Before Interest and Income Taxes             $  113,149     $ 118,232      $  121,620      $     122,270      $  32,671
   AFUDC - Debt funds                                             0             0               0                  0              0
                                                            --------      --------       ---------        -----------        ------
         Earnings  as defined                            $  113,149     $ 118,232      $  121,620      $     122,270      $  32,671
                                                           ========      ========       =========        ===========        =======


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term  debt                           $   19,856     $  20,567      $   20,455      $      24,595      $  18,187
   Interest on interim  obligations                              96           943           2,750              2,450          2,520
   Amort of debt disc, premium  and expense, net              1,577         1,446           1,432              1,313            954
   Other interest charges                                     2,943         3,502           6,044              2,455          4,619
                                                         -----------    ----------     -----------     --------------     ---------
         Fixed charges as defined                            24,472        26,458          30,681             30,813         26,280
Tax deductible preferred dividends                              261           261             239                239            239
                                                         -----------    ----------     -----------     --------------     ---------
                                                             24,733        26,719          30,920             31,052         26,519
                                                         -----------    ----------     -----------     --------------     ---------
Non-tax deductible preferred dividends                        3,026         1,744           1,774              1,890          1,802
Ratio  of net income  before  taxes to net income        x    1.548     x   1.607      x    1.600      x       1.602      x   1.615
                                                         -----------    ----------     -----------     --------------     ---------
Pref  dividend  requirements  before  income  taxes           4,684         2,803           2,838              3,028          2,910
                                                         -----------    ----------     -----------     --------------     ---------
Fixed  charges  plus  pref  dividend  requirements       $   29,417     $  29,522      $   33,758      $      34,080      $  29,429
                                                         ===========    ==========     ===========     ==============     =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                          3.85          4.00            3.60               3.59           4.51

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